UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 5, 2009

TRIMAX CORPORATION

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

0-32749	76-0616468
(Commission File Number)	(IRS Employer Identification No.)

375 University Avenue Suite 800

Toronto, Ontario, Canada M5C 1M1

(Address of principal executive offices and zip Code)

416 -907-5785

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 16, 2009, a majority of  shareholders elected, by written consent without a meeting, the following new directors: John Riccio, Naim Chaudhry, and Gary Newman, each to act until the next annual general meeting of the Company, or until successors are appointed.  The action taken was effective August 5, 2009 in accordance with Rule 14c-2(b) of the Securities Exchange Act of 1934.

 Mr. John Riccio, 52,  has been a businessman and a consultant to business for over 25 years. Mr. Riccio has been the Chief Financial Officer and/or Director for VIPR Industries Inc., a junior mining company, for the past 2 years. As well as performing as CFO of VIPR, Mr. Riccio has spent significant time in Europe and has been associated with several European mining companies as a consultant and has secured financing for various mining related firms in Europe.

Mr. Naim Chaudhry, 58, has a Diploma in Electrical Engineering and has been working in the Television and Radio Industry and in the Telecommunications business as an owner and operator. For the past five years, Mr. Chaudhry has been President and sole owner of DSPTV and DSPRadio, a private Ontario company that is involved in assisting businesses in marketing themselves through Television and Radio.

Mr. Gary Newman, 65, former Vice Consul of Peru, directed the sales and marketing divisions of both Finning Tractor and RivTow Straits (at one time the North West’s largest Tug Boat and Barge operation, with 47 subsidiary companies). Mr. Newman has been working with Global Lottery Corporation full time since 2001.

Mr. Naim Chaudhry has been appointed President of the Company.

Effective August 5, 2009, Mr. Robert Stewart is no longer an officer or director of the Company.

There are no family relationships between any of the new directors .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAX CORPORATION

Dated: August 10, 2009	By:	/s/ Naim Chaudhry
Name: Naim Chaudhry
Title: President